Exhibit 4.7

THIS PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT

OF 1933, AS AMENDED. THE NOTE HAS BEEN ACQUIRED FOR INVESTMENT AND

MUST BE HELD INDEFINITELY AND MAY NOT BE SOLD, TRANSFERRED OR

OTHERWISE DISPOSED OF UNLESS IT IS SUBSEQUENTLY REGISTERED UNDER SAID

ACT OR, IN THE OPINION OF COUNSEL TO THE COMPANY, AN EXEMPTION FROM

REGISTRATION UNDER SAID ACT IS AVAILABLE.

SECURED CONVERTIBLE PROMISSORY NOTE

CAD$500,000

December 23, 2004

FOR VALUE RECEIVED, Elgrande.com, Inc., a Nevada corporation ("Maker"), promises to pay to Thomas A. Simons ("Payee"),  in lawful money of the United States of America, the principal sum of Five Hundred Thousand Dollars (CAD$500,000), together with interest thereon accruing at an annual rate equal to 8%, in the manner provided below. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed.

The principal amount of this Note represents an advance of CAD$250,000 by Payee to Maker on the issue date hereof, and prior advances of CAD$250,000 by Payee to Maker.

1.  PAYMENTS

           1.1 Principal and interest.

Accrued interest shall be payable on July 1, 2005; December 31, 2005, and July 1, 2006.  All principal and accrued interest shall be paid in full on or before December 31, 2006 (the “Maturity Date”).

1.2 Manner of Payment

All payments of principal and interest on this Note shall be made by check to Payee at 1450 Kootenay Street, Vancouver, B.C. V5K 4R1, or at such other place in British Columbia as Payee shall designate to Maker in writing. If any payment of principal or interest on this Note is due on a day which is not a Business Day, such payment shall be due on the next succeeding Business Day. "Business Day" means any day other than a Saturday, Sunday or legal holiday in British Columbia.

1.3 Payment/Prepayment

(a)  Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.

(b) Any partial prepayments will be applied first to accrued interest and then to principal.

2.  DEFAULTS

2.1 Events of Default

The occurrence of any one or more of the following events with respect to Maker shall constitute an event of default hereunder ("Event of Default"):

(a)  If Maker shall fail to pay when due my payment of principal or interest on this Note.

(b)  If, pursuant to any federal or provincial law relating to insolvency or relief of debtors (a "Bankruptcy Law"), Maker shall (i) commence a voluntary case or proceeding; (ii) consent to the entry of an order for relief against it in an involuntary case; (iii) consent to the appointment of a trustee, receiver, assignee, liquidator or similar official; (iv) make an assignment for the benefit of its creditors; or (v) admit in writing its inability to pay its debts as they become due.

(c)  If a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that (i) is for relief against Maker in an involuntary case; (ii) appoints of a trustee, receiver, assignee, liquidator or similar official for the Maker or substantially all of the Maker's properties; or (iii) orders the liquidation of the Maker, and in each case the order it not dismissed within 90 days.

2.2 Remedies

Upon the occurrence of an Event of Default hereunder (unless all Events of Default have been cured or waived by Payee), Payee may, at its option, (i) by written notice to Maker, declare the entire unpaid principal balance of this Note, together with all accrued interest thereon, immediately due and payable, and (ii) exercise all and any rights and remedies available to it under applicable law, including, without limitation, the right to collect from maker all sums due under this Note. Maker shall pay all reasonable costs and expenses incurred by or on behalf of Payee in connection with Payee’s exercise of any or all of its rights and remedies under this Note, including, without limitation, reasonable attorneys' fees and expenses.

3. REPRESENTATIONS BY PAYEE

Payee represents and warrants to Maker as follows:

(a) Payee has received and examined all information, including financial statements, of or concerning Maker which Payee considers necessary to making an informed decision regarding this Note. In addition, Payee has had the opportunity to ask questions of, and receive answers from, the officers and agents of Maker concerning Maker and to obtain such information, to the extent such persons possessed the same or could acquire it without unreasonable effort or expense, as Payee deemed necessary to verify the accuracy of the information referred to herein.

(b) The Payee acknowledges and understands that (i) the proceeds of this Note will not be sufficient to provide Maker with the necessary funds to achieve its current business plan; (ii) the Maker does not have sufficient cash available to repay this Note; (iii) this Note will not be guaranteed, (iv) Payee bears the economic risk of never being repaid on this Note; and (v) the Maker may use the proceeds of this Note to satisfy past payables.

(c) The Payee hereby certifies that Payee is an "Accredited Investor" (as that term is defined by Regulation D under the Securities Act of 1933, as amended) because at least one of the following statements is applicable to Payee:

(i) Payee is an Accredited Investor because the Payee had individual income of more than $200,000 in each of the two prior calendar years and reasonably expects to have individual income in excess of $200,000 during the current calendar year.

(ii) The Payee is an Accredited Investor because the Payee and his spouse together had income of more than $300,000 in each of the two prior calendar years and reasonably expect to have joint income in excess of $300,000 during the current calendar year.

(iii) The Payee is an Accredited Investor because the Payee has an individual net worth, or the Payee and his spouse have a joint net worth of more than $1,000,000.

(iv) The Payee is an Accredited Investor because the Payee has total assets in excess of $5,000,000.

(d) Payee is acquiring this Note for his own account, for investment purposes only, and not with a view to the resale or distribution of all or any part thereof.

(e) Payee acknowledges that this Note (i) has not been registered under applicable securities laws, (ii) will be a "restricted security" as defined in applicable securities laws, (iii) has been issued in reliance on the statutory exemptions from registration contemplated by applicable securities laws based (in part) on the accuracy of Payee's representations contained herein, and (iv) will not be transferable without registration under applicable securities laws, unless an exemption from such registration requirements is available.

(f) Payee has reviewed and understands Maker's (i) Annual Report on Form 10-KSB for the fiscal year ended May 31, 2004; (ii) the Quarterly Report on Form 10-QSB for the quarter ended August 31, 2004; and (iii) all Current Reports on Form 8-K filed since the filing of its last Form 10-KSB.

(g) Payee has had this Note and any other documents executed in connection herewith reviewed by his own counsel.  Payee acknowledges that Michael Paige, Counsel to Jackson & Campbell, P.C., and Jackson & Campbell, P.C. are representing the Maker in this transaction.

4. MISCELLANEOUS

4.1 Waiver

The rights and remedies of Payee under this Note shall be cumulative and not alternative. No waiver by Payee of any right or remedy under this Note shall be effective unless it is in writing and signed by Payee. Neither the failure nor any delay in exercising any right, power or privilege under this Note will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege by

Payee will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum amount permitted by applicable law, (a) no claim or right of Payee arising out of this Note can be discharged by Payee, in whole or in part, by a waiver or renunciation of the claim or right unless in writing, signed by Payee; (b) no waiver that may be given by Payee will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on Maker will be deemed to be a waiver of any obligation of Maker or of the right of Payee to take further action without notice or demand as provided in this Note.

Maker acknowledges that this Note and Maker's obligations under this Note are, and shall at all times continue to be, absolute and unconditional in all respects, and shall at all times be valid and enforceable. To the extent permitted by applicable law, Maker hereby absolutely, unconditionally and irrevocably forever waives any and all right to assert any defense, set-off, off-set, counterclaim, cross-claim, or claim of any nature whatsoever with respect to this Note or Maker's obligations hereunder.

4.2 Security

This Note shall be secured by a first priority lien on Maker’s inventory and accounts receivable.  Maker shall not grant any other liens or security interests in its inventory or accounts receivable to any party.

4.3 Conversion

At any time on or after the date of issue, this Note shall be convertible (in whole or in part), at the option of the Payee, into such number of fully paid and non-assessable shares of common stock of Maker (the “Conversion Shares”) as is determined by dividing (x) that portion of the outstanding principal balance under this Note as of such date (the “Conversion Date”) that the Payee elects to convert by (y) a conversion price of US$.05, by a conversion notice faxed to Maker at (604) 689-0802 Attn.: Chief Financial Officer; provided, however, that the Conversion Price shall be subject to appropriate adjustment for stock dividends, stock splits and combination of shares affecting the common stock of Maker.  The Payee shall deliver this Note to the Maker at the address designated below at such time that this Note is fully converted.  With respect to partial conversions of this Note, the Maker shall keep written records of the amount of this Note converted as of each Conversion Date.

4.4 Registration Rights

If at any time or from time to time in the period one year following the date of issuance of this Note, Maker shall determine to register any of its securities for its own account or for the account of other security holders of Maker, Maker covenants and agrees that it shall promptly give to the Payee written notice thereof and to include in such registration statement (the “Registration Statement”) filed with the Securities and Exchange Commission (“SEC”) all Conversion Shares specified in a written request by Payee made within thirty (30) days after receipt of such written notice from Maker; provided, however, if the underwriter in an underwritten offering for Maker determines in good faith that marketing factors require a limitation of the number of shares to be underwritten or sold pursuant to the Registration Statement, the number of shares that may be included in the Registration statement shall be allocated, first, to Maker; and, second, to Payee. Maker will use its best efforts to comply with requests made by the SEC in connection with such Registration Statement, and make such amendments to such Registration Statement as shall be required by the SEC with the intent to cause the Registration Statement to become effective as soon as practicable following filing.  Maker shall use its best efforts to maintain the effectiveness of the Registration Statement until the earlier of (i) the date which is two years from the date of issue of this Note and (ii) the date on which all of the Conversion Shares have been sold under the Registration Statement.

4.5 Notices

Any notice or communication to be given hereunder by any party to the other party shall be in writing and shall be deemed to have been given when personally delivered, or one day after the date sent by recognized overnight courier or transmitted by facsimile, which transmission by facsimile has been confirmed or 3 (three) days after the date sent by registered or certified mail, postage prepaid, as follows:

If to Maker, addressed to:

Name: Elgrande.com, Inc.

Address:

1450 Kootenay Street

Vancouver, British Columbia V5K 4R1

Attn:   Michael F. Holloran

Facsimile Number: 604-689-0802

If to Payee, addressed to:

Name: Thomas A. Simons

Address: 3685 Cameron Avenue

Vancouver, British Columbia V6R 1A1

Facsimile Number: 604-732-4099

Or persons or addresses as may be designated in writing by the party to receive such notice.

4.6 Severability

If any provision of this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect. Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

4.7 Governing Law

This Note will be governed by the laws of the British Columbia, without regard to conflicts of laws principles.

4.8 Assignment; Parties in Interest

This Note shall bind Maker and its successors and assigns. This Note shall not be assigned or transferred by Maker, without the express prior written consent of Payee, and this Note will inure to the benefit of Payee and his heirs, estate, representatives, administrators, successors and assigns.

4.9 Section Headings, Construction

The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Note unless otherwise specified.

All words used in this Note will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

4.10 Savings Clause

If, at any time, the rate of interest under this Note shall be deemed by any competent court of law, governmental agency or tribunal to exceed the maximum rate of interest permitted by the laws of any applicable jurisdiction or the rules or regulations of any regulatory authority or agency having jurisdiction, then during such time as such rate of interest would be deemed excessive, that portion of each interest payment attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be deemed a voluntary prepayment of principal or, if all principal has been paid, that portion of each interest payment attributable to that portion of such interest rate that exceeds the maximum rate of interest so permitted shall be promptly refunded to Maker.

IN WITNESS WHEREOF, Maker has executed and delivered this Note as of the date first stated above.

ELGRANDE.COM, INC.

By:  /s/ Michael F. Holloran

_____________________________________

Name:  Michael F. Holloran

Title: President

Accepted and agreed to:

__________________________

Payee:

Date: